MENTOR REPORTS SECOND QUARTER FISCAL YEAR 2008
FINANCIAL RESULTS

•    Net Sales were $85.4 Million in the Second Quarter of Fiscal Year 2008, an increase of 28% over $66.9 Million in the Second Quarter of Fiscal Year 2007

•    Operating Income from Continuing Operations was $14.3 million in the Second Quarter of Fiscal Year 2008, an increase of 34% over $10.7 million in the Second Quarter of Fiscal Year 2007

•    Diluted Earnings per Share from Continuing Operations were $0.27 in the Second Quarter of Fiscal Year 2008, an increase of 13% over $0.24 per share in the Second Quarter of Fiscal Year 2007

•    Excluding $0.02 Per Share of Charges Related to the Second Quarter Fiscal Year 2008 Acquisition of Perouse Plastie, Diluted Non-GAAP Earnings Per Share from Continuing Operations Were $0.29, an increase of 12% over comparable Diluted Non-GAAP Earnings per Share from Continuing Operations of $0.26 in the Second Quarter of Fiscal Year 2007

 •    Company Provides Patient Enrollment Update on MemoryGel™ Silicone Gel-Filled Breast Implant Post-Approval Study

SANTA BARBARA, California, November 7, 2007 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products for the global aesthetic market, today announced financial results for the second quarter of fiscal year 2008 ending September 30, 2007.

"We are very pleased with our second quarter sales momentum, in what has historically been a seasonally slow quarter.  Our organic sales growth, excluding the impact of the Perouse Plastie acquisition and foreign currency exchange effects, was in the high teens," commented Joshua H. Levine, President and Chief Executive Officer. "On the strategic front, the acquisition of Perouse Plastie has significantly enhanced our international opportunities and market presence and we look forward to realizing the strategic benefits of our expanded international product offering."

Total Net Sales
Total net sales were $85.4 million in the second quarter of fiscal year 2008, an increase of 28% over net sales of $66.9 million in the second quarter of fiscal year 2007.  The increase in net sales was primarily the result of strong sales of MemoryGel™ silicone breast implants in the U.S. augmentation market.  Domestic sales were also aided by the successful launch of the NeoForm product and demand for tissue expanders.  Internationally, Mentor experienced strong sales growth in the quarter, including sales from the recently acquired Perouse Plastie subsidiary of approximately $4.9 million.  Net sales for the second quarter of fiscal year 2008 included approximately $1.2 million of positive foreign currency exchange effects.

Gross Profit and Margin
Gross profit for the second quarter of fiscal year 2008 was $59.9 million, or 70.2% of net sales, compared to $48.4 million, or 72.3% of net sales, in the second quarter of fiscal year 2007.  Excluding $1.4 million of "fair value" costs related to purchase accounting as a result of the Perouse Plastie acquisition, gross margin on a non-GAAP basis was 71.8% for the quarter.  The gross margin was affected by lower gross margins from Perouse sales and non-cash amortization expense, partially offset by the benefit from higher sales of MemoryGel breast implants, favorable manufacturing variances and lower warranty costs.

Selling, General and Administrative
Selling, general and administrative (SG&A) expenses in the second quarter of fiscal year 2008 were $33.4 million, or 39.1% of sales, compared to $28.7 million, or 42.9% of sales, in the second quarter of fiscal year 2007.  Included in SG&A expenses in the second quarter of fiscal year 2008 were approximately $2.6 million of equity compensation expense recorded under the provisions of FAS 123(R) and approximately $0.7 million of integration expenses related to the Perouse Plastie acquisition.  Included in SG&A expenses in the second quarter of the prior fiscal year were approximately $2.9 million of equity compensation expense recorded under the provisions of FAS 123(R) and $0.5 million of severance expense related to the Company's prior business rationalization initiative.

Research and Development
Research and development (R&D) expenses in the second quarter of fiscal year 2008 were $12.2 million, an increase of $3.2 million, or 36%, from the second quarter of fiscal year 2007.  For the quarter, the Company's investment in R&D supported its botulinum toxin development program, its hyaluronic acid dermal filler development program, its compliance with MemoryGel breast implants post-approval conditions, and the ongoing U.S. Food and Drug Administration (FDA) review of its Contour Profile® Gel breast implant premarket approval application (PMA).  Included in R&D expenses in the second quarter of the prior year was approximately $1.1 million of severance expense related to the Company's prior business rationalization initiative.

•         Hyaluronic Acid-Based (HA) Dermal Fillers

During the quarter, the Company made progress in its HA development program and its PMA for Puragen™ Plus was accepted for filing by the FDA.  Mentor anticipates approval for Prevelle™ Plus and Puragen Plus in the U.S. in late fiscal year 2008 and mid-fiscal year 2009, respectively.

•         Botulinum Toxin Type A Program

During the quarter, the Company completed enrollment in its Phase IIIa clinical trial and expects 6-month follow-up to be completed by mid-March 2008 in its study for the correction of rhytides.  Also during the quarter, study start-up activities were initiated for its Phase IIIb and Phase IIIc clinical trials.  Enrollment in both studies is scheduled to begin by the end of calendar 2007.  In addition, Mentor anticipates completion of patient enrollment in its Phase I study for the treatment of pain from torticollis/cervical dystonia by the end of fiscal year 2008.

•         MemoryGel silicone gel-filled breast implants Post-Approval Study (PAS)

As of November 3, 2007, Mentor has enrolled approximately 20,000 patients towards the total target of 42,900 patients required by the PAS conditions. The Company expects to fully complete patient enrollment in the PAS within the FDA directed timeline of 2 years from February 15, 2007, the initiation date of the study.

Net Interest
Interest expense, net of interest income in the second quarter of fiscal year 2008, was $0.1 million.  In the second quarter of fiscal year 2007, interest income, net of interest expense, was $5.2 million.  The decrease in interest income was due to lower cash balances primarily as a result of repurchases of shares of the Company's common stock.

Effective Tax Rate
Mentor's effective tax rate for continuing operations in the second quarter of fiscal year 2008 was 26.0% compared to 32.7% in the second quarter of fiscal year 2007.  The effective rate in the second quarter of the prior fiscal year was unusually high as the federal government had not yet approved the extension of the income tax credits for research and development activities.  Legislation for these credits has since been re-enacted and as a result, has decreased the effective tax rate for the quarter.

Earnings Per Share (EPS)
Mentor recorded diluted GAAP earnings per share of $0.26 in the second quarter of fiscal year 2008, compared to $0.22 per share in the second quarter of fiscal year 2007.

Excluding the results of discontinued operations of the Company's urology business, Mentor reported diluted GAAP EPS from continuing operations of $0.27 in the second quarter of fiscal year 2008, compared to $0.24 in the second quarter of fiscal year 2007.

•      Included in the diluted GAAP EPS from continuing operations for the second quarter of fiscal year 2008 were, net of tax effect, approximately $0.02 per share of costs recorded in cost of sales related to the sale of inventory recorded at fair value under the provisions of FAS 141 "Business Combinations" related to the Company's acquisition of Perouse Plastie.

•      Included in the diluted GAAP EPS from continuing operations for the second quarter of fiscal year 2007 were, net of tax effect, approximately $0.02 per share of costs related to the Company's business rationalization initiative.

Excluding these charges, diluted non-GAAP EPS from continuing operations would have been $0.29 in the second quarter of fiscal year 2008, an increase of 12% over the $0.26 diluted non-GAAP EPS from continuing operations reported in second quarter of fiscal year 2007.

Share Repurchase Program
During the quarter, 3.6 million shares were repurchased for retirement at an average price of $41.40 per share.  Since the beginning of fiscal year 2008, 8.7 million shares have been repurchased for a total investment of approximately $358 million.

Balance Sheet
Mentor ended the second quarter of fiscal year 2008 with $102 million in cash and marketable securities, compared to $488 million at the end of fiscal year 2007.  In the first half of the fiscal year, Mentor repurchased approximately $358 million worth of its common shares for retirement, invested cash of approximately $53 million in the acquisition of Perouse Plastie, and paid dividends of $16 million.

Guidance for Full Fiscal Year 2008
Mentor is reiterating the following guidance for full fiscal year 2008 including the results of Perouse Plastie:

•         Sales to be in the range of $370 million to $385 million;

•         Gross margin to be in the range of 73% to 75% of sales;

•         Selling, general and administrative expenses to be in the range of 39% to 41% of sales;

•         Research and development expenses to be in the range of 12% to 14% of sales;

•         Operating income to be approximately 20% of sales;

•         Tax rate of approximately 30% of pretax income; and

•         Diluted earnings per share from continuing operations of $1.40 to $1.45, assuming weighted average diluted shares outstanding of approximately 42 million shares.

Conference Call
Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-3115 at 6:00 p.m. ET today until Midnight ET, November 14, 2007.  You may also listen to the live web cast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com, under Investor Relations and "Audio Archives".

Note Regarding Use of Non-GAAP Financial Measures
The financial measures of non-GAAP gross margin and diluted non-GAAP earnings per share from continuing operations included in this press release are different from those otherwise presented under GAAP as these non-GAAP measures exclude certain charges.  These charges include severance expense, which is categorized as business rationalization initiative expenses recorded in fiscal year 2007, and amounts recorded as cost of sales as a result of recording acquired inventory in the Perouse Plastie acquisition at fair value which is higher than historic costs.  Neither of these items was recorded in the comparable period of the other year presented.  Mentor has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures provide a consistent basis for comparison between quarters and of profitability rates that are not influenced by these charges and therefore are helpful in understanding Mentor's underlying operating results.  These non-GAAP measures are some of the primary measures Mentor's management uses for planning and forecasting.  These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.  Reconciliations of GAAP to non-GAAP results are presented at the end of this press release.

Safe Harbor Statement
This release contains forward-looking statements including, but not limited to, statements relating to Mentor's current and anticipated product development activity and expenses, and  market acceptance of those products; the approval with conditions by the  FDA of the Company's MemoryGel silicone gel breast implants PMA; the continuing review by the FDA of the Company's Contour Profile® Gel silicone gel-filled breast implant PMA; the initiation, patient enrollment, and continuation of clinical studies with respect to the Company's botulinum toxin Type A program; the development program for a portfolio of hyaluronic acid-based dermal fillers; the acquisition of Perouse Plastie by Mentor; and statements about future sales, gross margin, selling, general, and administrative expenses, research and development expenses, operating income, tax rate, diluted earnings per share from continuing operations, and shares outstanding.

A number of factors could cause actual results to differ from the forward-looking statements including, but not limited to, U.S. market acceptance and adoption of MemoryGel breast implants; patient enrollment in the FDA-mandated post-approval study for MemoryGel breast implants; the amount and timing of expenses to be incurred with respect to the MemoryGel breast implants post-approval study; the timing and conditions of FDA approval, if any, of the Company's Contour Profile Gel breast implant PMA; the ability of the Company to move forward in a timely manner with the PMAs for its hyaluronic acid-based dermal fillers; the timing and outcome of the PMAs submitted to the FDA; results of clinical development programs; the timing and outcome of various clinical trials undertaken by the Company; the impact on revenue and expenses of delays in FDA approval and other governmental agencies for the approval and sale of any of the Company's products; seasonal and economic factors which affect demand for aesthetic products and procedures; the ability of the Company to identify and implement other product opportunities in the global aesthetics marketplace; competitive pressures and other factors such as the introduction or regulatory approval of new products by competitors and pricing of competing products and the resulting effects on sales and pricing of the Company's products; disruptions or other problems with sources of supply; significant product liability or other claims; difficulties with new product development, introduction and market acceptance; changes in the mix of the Company's products sold; patent and intellectual property conflicts; product recalls; FDA or other governmental agency  rejection of new or existing products; changes in Medicare, Medicaid or third-party reimbursement policies; changes in government regulation; use of hazardous or environmentally sensitive materials; and other events. Risks and uncertainties relating to the Perouse acquisition include that the businesses of Mentor and Perouse will not be integrated successfully; anticipated synergies may not be fully realized or may take longer to be realized than expected; and possible disruption of the Perouse business, including with customers, employees, suppliers or third parties.

Important factors that may cause such a difference for Mentor include, but are not limited to, those factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8‑K and other Securities and Exchange Commission filings.  These filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect the Company's business, results of operations and financial condition.  The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Loren McFarland
Chief Financial Officer
(805) 879-6082

MENTOR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)
	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2007	2006	Percent Change	2007	2006	Percent Change

Net sales	$85,390	$66,908	28%	$180,954	$146,345	24%

Cost of sales	25,480	18,521	38%	46,704	40,566	15%
Gross profit	59,910	48,387	24%	134,250	105,779	27%

Selling, general and administrative expense	33,397	28,725	16%	69,442	58,436	19%
Research and development expense	12,203	8,993	36%	22,517	16,874	33%
	45,600	37,718	21%	91,959	75,310	22%

Operating income	14,310	10,669	34%	42,291	30,469	39%

Interest (expense)	(1,447)	(1,649)	(12)%	(2,911)	(3,281)	(11)%
Interest income	1,373	6,823	(80)%	6,147	9,887	(38)%
Other (expense) income, net	(675)	237	(385)%	(969)	775	(225)%

Income before income taxes	13,561	16,080	(16)%	44,558	37,850	18%

Income taxes	3,532	5,257	(33)%	12,785	11,353	13%
Net income from continuing operations	10,029	10,823	(7)%	31,773	26,497	20%

Net (loss) income from discontinued operations (net of income tax (benefit) expense of (51) and (691) for Q2; (63) and 141,710 for YTD)	(111)	(1,102)	(90)%	(117)	224,626	(100)%
Net income	$9,918	$9,721	2%	$31,656	$251,123	(87)%

Basic earnings per share
Earnings per share from continuing operations	$0.29	$0.26	12%	$0.85	$0.63	35%
Earnings (loss) per share from discontinued operations	-	(0.03)	(100)%	-	5.36	(100)%
Basic earnings per share	$0.29	$0.24	21%	$0.85	$6.00	(86)%

Diluted earnings per share
Earnings per share from continuing operations	$0.27	$0.24	13%	$0.76	$0.58	31%
Earnings (loss) per share from discontinued operations	-	(0.03)	(100)%	-	4.60	(100)%
Diluted earnings per share	$0.26	$0.22	18%	$0.76	$5.18	(85)%

Dividends per share	$0.20	$0.18	11%	$0.40	$0.36	11%

Weighted average shares outstanding
Basic	34,044	41,360	(18)%	37,237	41,883	(11)%
Diluted	40,683	48,546	(16)%	43,803	48,824	(10)%

MENTOR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Three Months Ended September 30,
	2007			2006
		Non-GAAP			Non-GAAP
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Net sales	$85,390		$85,390	$66,908		$66,908

Cost of sales	25,480	(1,375)	24,105	18,521		18,521
Gross profit	59,910	1,375	61,285	48,387		48,387

Selling, general and administrative	33,397		33,397	28,725	(491)	28,234
Research and development	12,203		12,203	8,993	(1,137)	7,856

	45,600		45,600	37,718	(1,628)	36,090

Operating income	14,310	1,375	15,685	10,669	1,628	12,297

Interest (expense)	(1,447)		(1,447)	(1,649)		(1,649)
Interest income	1,373		1,373	6,823		6,823
Other (expense) income, net	(675)		(675)	237		237

Income before income taxes	13,561	1,375	14,936	16,080	1,628	17,708

Income taxes	3,532	458	3,990	5,257	602	5,859
Net income from continuing operations	10,029	917	10,946	10,823	1,026	11,849
Net (loss) from discontinued operations	(111)	-	(111)	(1,102)	-	(1,102)
Net income	$9,918	$917	$10,835	$9,721	$1,026	$10,747

Basic earnings per share
Earnings per share from continuing operations	$0.29	$0.03	$0.32	$0.26	$0.02	$0.29
Earnings (loss) per share from discontinued operations	-	-	-	(0.03)	-	(0.03)
Basic earnings per share	$0.29	$0.03	$0.32	$0.24	$0.02	$0.26

Diluted earnings per share
Earnings per share from continuing operations	$0.27	$0.02	$0.29	$0.24	$0.02	$0.26
Earnings (loss) per share from discontinued operations	-	-	-	(0.03)	-	(0.03)
Diluted earnings per share	$0.26	$0.02	$0.29	$0.22	$0.02	$0.24

Dividends per share	$0.20		$0.20	$0.18		$0.18

Weighted average shares outstanding
Basic	34,044	34,044	34,044	41,360	41,360	41,360
Diluted	40,683	40,683	40,683	48,546	48,546	48,546

MENTOR CORPORATION
SALES BY PRINCIPAL PRODUCT LINE
(unaudited, in thousands)
	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2007	2006	Percent Change	2007	2006	Percent Change

Breast aesthetics	$75,050	$58,245	29%	$159,543	$127,667	25%
Body aesthetics	3,661	3,800	(4)%	7,689	8,937	(14)%
Other aesthetics, including facial	6,679	4,863	37%	13,722	9,741	41%
Total sales from continuing operations	$85,390	$66,908	28%	$180,954	$146,345	24%

MENTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

Assets	September 30, 2007	March 31, 2007
Current assets:
Cash and marketable securities	$101,840	$487,740
Accounts receivable, net	71,304	65,419
Inventories	46,576	38,073
Deferred income taxes	30,421	25,892
Prepaid expenses and other	20,447	20,256
Total current assets	270,588	637,380

Property, plant and equipment, net	44,216	34,683
Intangible assets, net	33,711	15,963
Goodwill, net	44,596	12,644
Other assets	4,727	9,098

Total assets	$397,838	$709,768

Liabilities and shareholders' equity
Current liabilities	$116,231	$112,731
Long-term liabilities	17,272	12,169
Convertible subordinated notes	150,000	150,000
Shareholders' equity	114,335	434,868
Total liabilities and shareholders' equity	$397,838	$709,768

MENTOR CORPORATION
CALCULATION OF DILUTED EARNINGS PER SHARE - RESTATED FOR CONTINUING OPERATIONS*
(unaudited, in thousands, except per share data)

	Fiscal Year 2007 ending March 31, 2007					Fiscal Year 2008
	Q1	Q2	Q3	Q4	FY	Q1	Q2	FY
Net income as reported from continuing operations	$15,674	$10,823	$14,750	$16,377	$57,624	$21,744	$10,029	$31,773
Add back after tax interest expense on convertible notes	802	802	802	802	3,208	802	802	1,604
Numerator for diluted EPS calculation for continuing operations	$16,476	$11,625	$15,552	$17,179	$60,832	$22,546	$10,831	$33,377
Numerator for diluted EPS calculation for discontinued operations	$225,728	$(1,102)	$(1,112)	$9,486	$232,990	$(6)	$(111)	$(117)
Weighted average shares outstanding	42,443	41,360	41,916	42,091	41,960	40,465	34,044	37,237
Shares issuable through exercise of stock options	1,100	1,115	869	803	1,000	678	659	669
Shares issuable through conversion of convertible notes	5,147	5,150	5,153	5,158	5,152	5,165	5,170	5,167
Additional dilution for unvested restricted shares outstanding	299	152	185	272	151	285	292	289
Shares issuable through exercise of warrants (treasury stock method)	327	769	1,021	1,072	829	357	518	441
Denominator for diluted EPS from continuing operations	49,316	48,546	49,144	49,396	49,092	46,950	40,683	43,803
Denominator for diluted EPS from discontinued operations	49,316	41,360	41,916	49,396	49,092	40,465	34,044	37,237
Diluted earnings per share from continuing operations	$0.33	$0.24	$0.32	$0.35	$1.24	$0.48	$0.27	$0.76
Diluted earnings (loss) per share from discontinued operations	$4.58	$(0.03)	$(0.03)	$0.19	$4.75	$-	$-	$-

* Note: We classified our surgical urology and clinical and consumer healthcare segments as discontinued operations at March 31, 2006.  Accordingly, we have restated our EPS calculation to reflect the results of these segments as discontinued operations.